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                                 EXHIBIT 12.1

HEALTH CARE REIT, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                        Year Ended December 31
                              ----------------------------------------------
                                1996      1995      1994     1993     1992
                                ----      ----      ----     ----     ----
                                               (in thousands)
CONSOLIDATED EARNINGS:
Net income                     30,676    13,635    24,953    20,055   16,515


Add:
Interest Expense               14,635    12,752     9,684    10,817    8,160
Amortization of
  Loan Expenses                   808       752       638       328      244

                               ------    ------    ------    ------   ------
Consolidated Earnings          46,119    27,139    35,275    31,200   24,919

CONSOLIDATED FIXED CHARGES:
Interest Expense               14,635    12,752     9,684    10,817    8,160
Capitalized Interest              287
Amortization of
  Loan Expenses                   808       752       638       328      244
                               ------    ------    ------    ------   ------
Consolidated Fixed Charges     15,730    13,504    10,322    11,145    8,404
                               ======    ======    ======    ======   ======

Ratio                            2.93      2.01      3.42      2.80     2.97


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